Exhibit 99.1

Delek US Holdings Simplifies Debt Structure with new $1.0 Billion Revolving Credit Facility and $700.0 Million Term Loan B

BRENTWOOD, Tenn., April 2, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced that it has closed on a new $1.0 billion senior secured revolving ABL credit facility (the “Revolver”) and a $700.0 million senior secured term loan B (the “Term Loan” and together with the Revolver, the “Facilities”). These Facilities are expected to simplify the debt structure as they consolidate borrowings at the Delek US Holdings, Inc. level, while reducing overall interest expense. Proceeds from these Facilities will be used to repay outstanding borrowings under several debt instruments and for other corporate purposes.

Kevin Kremke, EVP and Chief Financial Officer of Delek US remarked: “Both the Revolver and Term Loan were oversubscribed, and we appreciate the strong support from our lender group. This financing provides additional financial flexibility to Delek US and simplifies our debt structure. It was an important step to improve our cost of capital and should bring us closer to capturing approximately $30 million of cost of capital synergies on an annualized basis that we outlined as part of the Alon USA transaction.”

The terms and conditions of the new $1.0 billion Revolver include a springing compliance requirement with a minimum fixed charge coverage ratio financial covenant if excess availability under the revolver borrowing base is below certain thresholds, as defined in the credit agreement. Borrowings under this the Revolver bear interest at a rate of LIBOR plus 1.25 to 1.75 percent based on excess availability. The maturity date is March 30, 2023. Approximately $300 million was borrowed on the Revolver at closing of the transaction. The joint lead arrangers and joint book runners for the Revolver were Wells Fargo Bank, National Association, Barclays Bank PLC, Regions Capital Markets, and SunTrust Robinson Humphrey, Inc.

The $700.0 million Term Loan carries an interest rate of LIBOR plus 2.50 percent and matures on March 30, 2025. It does not have any financial maintenance covenants and was fully drawn at close. The joint lead arrangers and joint book runners for the Term Loan were Wells Fargo Securities, LLC, Barclays Bank PLC, Regions Capital Markets, and SunTrust Robinson Humphrey, Inc.

Wells Fargo Bank, National Association is the administrative agent under both the Revolver and the Term Loan.

Following the close of the Revolver and Term Loan, the remaining other borrowings outstanding include those certain Alon Successor Notes, the Reliant Bank Revolver and the Convertible Notes at Delek US, as well as the DKL Revolver and DKL Notes at Delek Logistics Partners, LP, as each are defined and further discussed in Delek US’ most recent Annual Report filed with the SEC on Form 10-K.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding simplification of our debt structure; reduction of interest; use of proceeds from the Facilities; financial flexibility; cost of capital; our ability to capture $30 million of cost of capital synergies on an annualized basis or at all; the terms of the Facilities including interest rates and covenants thereunder; our other debt and the terms thereof.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc. ; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”).

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to, and will not, update or revise any such forward-looking statements, except as required by applicable law or regulation.

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
Delek US Holdings, Inc.
615-435-1366
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